EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
M.D.C. Holding Inc.
401(k) Savings Plan
We consent to the incorporation by reference in the Registration Statement (No. 333-22167) on Form S-8 of M.D.C. Holdings, Inc. of our report dated May 17, 2006 relating to the statements of net assets available for plan benefits of the M.D.C. Holdings, Inc. 401(k) Savings Plan as of December 31, 2005 and 2004, and the related statement of changes in net assets available for plan benefits for the year ended December 31, 2005 and the related supplemental schedules as of December 31, 2005, which report appears in the December 31, 2005 Annual Report on Form 11-K of the M.D.C. Holdings, Inc. 401(k) Savings Plan.
/s/ Gordon, Hughes & Banks, LLP
Greenwood Village, Colorado
June 27, 2006